Exhibit 99.1

Marathon Announces Proposed Private Placement of Senior Notes

HOUSTON, Jan. 27, 2011 - Marathon Oil Corporation (NYSE:MRO) (Marathon) today announced that Marathon Petroleum Corporation (MPC), a subsidiary of Marathon that is expected to hold its downstream operations and that Marathon intends to spin off to its stockholders later in 2011, has commenced a private placement of Senior Notes due 2016, Senior Notes due 2021 and Senior Notes due 2041 (collectively, the “Notes”). The private placement, which is subject to market and other conditions, will be made within the United States only to “qualified institutional buyers” as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. investors under Regulation S of the Securities Act.

MPC intends to use the net proceeds from the proposed private placement to repay intercompany indebtedness to Marathon and certain of its other subsidiaries, to pay a special distribution to Marathon and for working capital and other general corporate purposes.

The Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, including prior to registration or qualification under the securities laws of any such state or jurisdiction.

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This release contains forward-looking statements with respect to the proposed private placement and the potential spin-off of MPC. These forward-looking statements speak only as of the date of this press release. The forward-looking statements are made using various underlying assumptions and are subject to numerous uncertainties and risks, including market and other conditions, the risk that the spin-off may not be completed as anticipated or at all, delays or other difficulties in completing the spin-off, disruptions experienced with customers and suppliers and the inability to retain key personnel. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, projected or implied. The spin-off is subject to, among other things, board approval, receipt of a favorable private letter ruling from the IRS, a registration statement declared effective by the SEC and completion of financing. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon has included in its Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:

Lee Warren: 713-296-4103

John Porretto: 713-296-4102

Investor Relations Contacts:

Howard Thill: 713-296-4140

Chris Phillips: 713-296-3213